Exhibit 99 to Form 4 filed on behalf of Edward M.
Muller for Transaction Date 9/4/07

Price 	 Shares
$21.40 	2,000
$21.46	5,500
$21.49	1,500
$21.50	250
$21.51	200
$21.60	3,014
$21.70	250
$21.82	50
$22.00	2,236